EXHIBIT 4.1


                           THE BANK OF NEW YORK MELLON
            NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
              2 HANSON PLACE, 12TH FLOOR, BROOKLYN, NEW YORK 11217

                                November 12, 2008

Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

                  Van Kampen Unit Trusts, Series 808

Dear Sirs:

         The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 808 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on November 11, 2008, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-153520) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.


                                                               Very truly yours,


                                                          By: /s/ TIMOTHY CARSON
                                                        ------------------------
                                                        Assistant Vice President